EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in Registration Statement on Form S-1 and related Prospectus of The Grilled Cheese Truck, Inc. (the “Company”) for the registration of 22,105,508 shares of its common stock and to the use of our report dated April 14, 2014 included herein, which includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern as of December 31, 2013 and 2012 and for the two years ended December 31, 2013.

/s/ RBSM LLP

New York, NY

June 13, 2014